UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 20, 2025

Home Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34190	71-1051785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

503 Kaliste Saloom Road, Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(337) 237-1960

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	HBCP	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a.)Not applicable.

(b.)Not applicable.

(c.)Not applicable.

(d.)Not applicable.

(e.)On May 20, 2025, the Boards of Home Bancorp, Inc. ("the Company") and Home Bank, N. A. ("the Bank") acted to extend the term of the existing employment agreements between the Company and John W. Bordelon and the Bank and each of John W. Bordelon, Darren E. Guidry and David T. Kirkley. Amendments to each of the employment agreements were entered into in order to extend the terms of the agreements to May 20, 2028, in the case of Mr. Bordelon, and May 20, 2027, in the case of the other executive officers.

In addition, on May 20, 2025, the Board of the Bank enter into employment agreements between the Bank and Mark C. Herpin, the Bank's Senior Executive Vice President and Chief Operations Officer, Natalie B. Lemoine, the Bank's Senior Executive Vice President and Chief Administrative Officer and John J. Zollinger, IV, the Bank's Senior Executive Vice President and Chief Banking Officer. The terms of the employment agreements with Ms. Lemoine and Messrs. Herpin and Zollinger are substantially identical to the existing employment agreements with the Bank's other senior executive vice presidents.

•The employment agreements with Ms. Lemoine and Messrs. Herpin and Zollinger has a term expiring on May 20, 2027. At least annually, the Board of Directors of the Bank will consider whether to renew and extend the term of the agreement. Any such renewal or extension of the agreement will be reflected in an amendment or supplement to such agreement.

•The employment agreement between the Bank and Ms. Lemoine and Messrs. Herpin and Zollinger is terminable with or without cause by the Bank. The employment agreement provides that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), Ms. Lemoine and Messrs. Herpin and Zollinger would be entitled to (1) an amount of cash severance which is equal to one times the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Bank, including medical and dental plans, until the earlier of 12 months or the date she/he receives substantially similar benefits from full-time employment with another employer. In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination for good reason, as defined, Ms. Lemoine and Messrs. Herpin and Zollinger would be entitled to (1) an amount of cash severance which is equal to two times the sum of her/his base salary as of the date of termination plus her/his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months or the date she/he receives substantially similar benefits from another employer upon her/his full-time employment. In the event her/his employment is terminated due to cause, death, disability or retirement, her/he will have no rights under the employment agreement to any compensation or benefits following the date of termination. The employment agreement with Ms. Lemoine and Messrs. Herpin and Zollinger provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

No other changes were made to the employment agreements.

The foregoing description is qualified in its entirety by reference to the amendments to the employment agreements, copies of which are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

(f.)Not applicable.

Item 9.01	Financial Statements and Exhibits

(a)Not applicable.

(b)Not applicable.

(c)Not applicable.

(d)Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description
10.1	Amendment to the Amended and Restated Employment Agreement between Home Bancorp, Inc. and John W. Bordelon
10.2	Amendment to the Amended and Restated Employment Agreement between Home Bank, N.A. and John W. Bordelon
10.3	Amendment to the Amended and Restated Employment Agreement between Home Bank, N.A. and Darren E. Guidry
10.4	Amended Employment Agreement between Home Bank, N.A. and David T. Kirkley
10.5	Employment Agreement between Home Bank, N.A. and Mark C. Herpin
10.6	Employment Agreement between Home Bank, N.A. and Natalie B. Lemoine
10.7	Employment Agreement between Home Bank, N.A. and John J. Zollinger, IV
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME BANCORP, INC.

Date: May 20, 2025	By:	/s/ John W. Bordelon
John W. Bordelon
President and Chief Executive Officer